Exhibit 99.1

Owens Corning Completes Acquisition of Masonite,

Strengthening Leadership in Building and Construction Materials

•	Expands Owens Corning’s leadership position in branded residential products with a complementary line of innovative interior and exterior doors and door systems

•	Creates a scalable new growth platform leveraging combined commercial, operational, and innovation capabilities

•	Enhances Owens Corning’s attractive financial profile

•	Generates strong free cash flow to support consistent capital allocation strategy

•	Names Chris Ball President of Doors business

TOLEDO, Ohio – May 15, 2024 – Owens Corning (NYSE: OC) today announced it has completed its acquisition of Masonite International Corporation (“Masonite”), a leading global provider of interior and exterior doors and door systems. All outstanding Masonite common shares have been acquired by Owens Corning for $133.00 per share, with an implied transaction value of approximately $3.9 billion.

“The addition of Masonite to Owens Corning marks a significant milestone for our company, as we further strengthen our position as a market leader in building and construction materials,” said Brian Chambers, Chair and Chief Executive Officer of Owens Corning. “Over the past several years, Owens Corning has been on a journey to transform and grow our company through strategic choices and strong execution. The completion of this acquisition represents the start of an exciting next chapter that allows us to leverage our proven commercial, operational, and innovation capabilities to increase our offering of highly valued branded building materials for our customers. We are excited about expanding into this new growth platform and for the opportunities ahead.”

Founded in 1925, Masonite is a leading global provider of interior and exterior doors and door systems serving both repair and remodel and new construction demand. Masonite operates 64 manufacturing and distribution facilities, primarily in North America, and has over 10,000 employees globally.

With the completion of the acquisition, Owens Corning’s annual revenue grows to $12.5 billion, with adjusted EBITDA of $2.9 billion on a synergized basis1 and reduced ongoing capital intensity. Owens Corning expects to achieve approximately $125 million of run-rate cost synergies. The acquisition drives meaningful shareholder value creation with ROIC exceeding Owens Corning’s cost of capital by the end of Year 3 post-close.

Masonite shareholders voted to approve the transaction at the Special Meeting of Shareholders held on April 25, 2024. With the completion of the acquisition, Masonite’s common shares will cease trading on the New York Stock Exchange and will be delisted.

Doors Business President Named

Owens Corning has named Chris Ball as President of its Doors business. Ball previously served as President of Masonite’s Global Residential business. He will report directly to Chair and Chief Executive Officer Brian Chambers and serve as a member of the company’s Executive Committee.

“We are pleased to welcome Chris to the Owens Corning executive team. His proven track record of growing businesses and developing talent, as well as his strong commercial execution, operational knowledge, and customer focus, will be instrumental as he leads this business into the future,” said Chambers. “Today we are combining two highly talented teams with a shared focus on keeping each other safe, helping our customers win and grow in the market, and delivering value for our shareholders. We look forward to working together with Chris and all of our new colleagues from Masonite.”

Ball joined Masonite as President of its Global Residential business in September 2021. Previously he held leadership roles at several Fortune 500 companies. He was President of the Americas for Cooper Tire & Rubber Company, where he led the North America, Latin America, and Global Commercial Truck Tire business units. He joined Cooper Tire from Whirlpool Corporation, where he served in various roles including Global Vice President for the company’s KitchenAid small appliance business and General Manager of the North America Laundry unit, Whirlpool’s largest business. He has also worked in sales leadership roles for General Mills, Inc.

He holds a bachelor’s degree from Indiana University’s Kelley School of Business and a Master of Business Administration from the executive master’s program at Northwestern University’s Kellogg School of Management.

About Owens Corning

Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our four integrated businesses – Roofing, Insulation, Doors, and Composites – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with more than 25,000 employees in 31 countries dedicated to generating value for our customers and shareholders, and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2023 sales of $9.7 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures that are intended to supplement investors’ understanding of the company’s financial information. These non-GAAP measures include adjusted EBITDA. A reconciliation for adjusted EBITDA to the corresponding GAAP measures are included in the financial tables of this press release. For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBITDA) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: levels of residential and commercial or industrial construction activity; demand for our products; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures, interest rate and financial markets volatility, and the viability of banks and other financial institutions; availability and cost of energy and raw materials; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions; climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; our ability to successfully integrate Masonite; any material adverse changes in the business of Masonite; our ability to achieve the strategic and other objectives relating to the Masonite acquisition, including any expected synergies; the strategic review of our Glass Reinforcements business; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of May 15, 2024, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

[1]	Based on 2023 actual results plus $125mm run-rate synergies and excludes costs to achieve synergies.

Owens Corning Company News / Owens Corning Investor Relations News

Contacts

Owens Corning

Megan James

Media Relations

megan.james@owenscorning.com

419.348.0768

Amber Wohlfarth

Investor Relations

amber.wohlfarth@owenscorning.com

419.248.5639

Table 1

The reconciliation from Net earnings attributable to Owens Corning to EBITDA and Adjusted EBITDA for 2023 is shown in the table below (in millions):

Year Ended December 31, 2023
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$1,196
Net loss attributable to non-redeemable and redeemable non-controlling interests	(3)

NET EARNINGS	1,193
Equity in net earnings of affiliates	3
Income tax expense	401

EARNINGS BEFORE TAXES	1,591
Interest expense, net	76

EARNINGS BEFORE INTEREST AND TAXES	1,667
Depreciation and amortization	609

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	2,276
Less: Adjusting items (below)	(138)
Accelerated depreciation and amortization included in restructuring	(101)

ADJUSTED EBITDA	$2,313

ADJUSTING ITEMS TO EBITDA
Restructuring costs	$(169)
Pension settlement losses	(145)
Paroc marine recall	(15)
Gains on asset sales	191

TOTAL ADJUSTING ITEMS (a)	$(138)

(a)

Please refer to the 2023 10-K filing in the “Adjusted Earnings Before Interest and Taxes (“Adjusted EBIT”) paragraph of Management’s Discussion and Analysis for additional information on these adjusting items.

Source: Owens Corning SEC Filings; Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 14, 2024.

Table 2

The reconciliation from Net income attributable to Masonite International Corporation (“Masonite”) to adjusted EBITDA (in thousands):

Year Ended December 31, 2023
Net income attributable to Masonite	$118,227
Plus:
Depreciation	91,145
Amortization	32,976
Share based compensation expense	23,638
Loss on disposal of property, plant and equipment	4,434
Restructuring costs	10,130
Asset impairment	33,063
Interest expense, net	50,822
Other income, net	(2,087)
Income tax expense	40,941
Other items (a)	12,311
Net income attributable to non-controlling interest	3,042

Adjusted EBITDA	$418,642

(a)

In 2023, other items include $12,311 in acquisition and due diligence related costs and legal costs related to the settlement of Canada class action litigation in the twelve months ended December 31, 2023, and were recorded in selling, general and administration expenses within the consolidated statements of income and comprehensive income.

Source: Masonite SEC Filings; Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024.

Table 3

The following table combines Owens Corning and Masonite EBITDA; inclusive of projected synergies (in millions):

	Year Ended December 31, 2023
	Owens Corning	+	Masonite	+	Synergies (a)	=	Combined
Net Sales	$9,677		$2,831		—		$12,508
Adjusted EBITDA	$2,313		$419		$125		$2,857

(a)	Owens Corning projects to achieve approximately $125 million of run-rate cost synergies.

Please see Table 1 for the reconciliation from Net earnings attributable to Owens Corning to EBITDA and Adjusted EBITDA and Table 2 for the reconciliation from Net income attributable to Masonite to Adjusted EBITDA.

Source: Owens Corning SEC Filings; Annual Report on Form 10-K for the years ended December 31, 2023 filed on February 14, 2024; Masonite SEC Filings; Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024.